                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated August 24, 2001, with respect to the combined balance sheets of the Trim Division of Textron Automotive Company, a business segment of Textron Inc., as of December 30, 2000 and January 1, 2000 and the related combined statements of income, changes in net worth and cash flows for each of the three years in the period ended December 30, 2000 in the Collins & Aikman Corporation Current Report on Form 8-K dated December 3, 2001, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP
                                                  -----------------------
                                                  Ernst & Young LLP



Toledo, OH
December 3, 2001